Exhibit 99.1

FOR MORE INFORMATION:
Alice Schwind
765.497.8458
alice@bioanalytical.com
— OR—
Evan Smith, CFA / Erica Pettit
KCSA Worldwide
212.896.1251/212.896.1248
esmith@kcsa.com/epettit@kcsa.com

Bioanalytical Systems, Inc. Appoints New Chief Financial Officer

Financial and Life Sciences Background Strengthens Management Team

WEST LAFAYETTE, IN, March 16, 2004 – Bioanalytical Systems, Inc. (BASi) (Nasdaq:BASI) has named Michael R. Cox as Vice President-Finance, Treasurer and Chief Financial Officer effective April 1, 2004.

Mr. Cox has over 20 years of senior financial and operating management experience. Prior to joining BASi he was Treasurer and CFO of Integrity Pharmaceutical, an Indiana-based specialty pharmaceutical company focused on women’s health. He also served as Senior VP, CFO and COO at Intergen Company, a developer of therapeutic, diagnostic and research products for biotech. Earlier, Mr. Cox founded two environmental services companies. As CEO he led both through IPO’s and NASDAQ listing. He began his career as a CPA with Touche Ross & Co. where he was elected to Partner and Director of Audit Operations in southeastern Connecticut. Mr. Cox has a BA in business from the University of North Carolina.

Peter T. Kissinger, Chairman and CEO, commented, “Mike has a strong business background and understands what is needed to take BASi to a higher level. The breadth and depth of his financial and life science experiences will be key to maintaining momentum in our growth initiative and to improving our efficiency. I look forward to working with him and learning from him.”

As part of his compensation package, the Company agreed to grant Mr. Cox incentive options to purchase 25,000 common shares under its 1997 Employee Incentive Stock Option Plan and non-qualified options to purchase an additional 25,000 of its common shares outside the Option Plan, all at the per-share market price at the close of business on the last trading day prior to the date Mr. Cox commences employment with the Company. The option grants are contingent upon Mr. Cox commencing employment with the Company.

Michael P. Silvon, currently interim CFO, will resume his role as Vice President-Corporate Planning and Development.

BASi is a pharmaceutical development company that provides contract research services and trace chemical analysis instruments to the world’s leading drug development and medical device companies. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking new drugs to market. Visit www.bioanalytical.com for more information about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

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